EXHIBIT 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]                 Clifford Chance US LLP

                                                       200 Park Avenue
                                                       New York NY 10166 0153

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                                                       www.cliffordchance.com

June 27, 2003

MFA Mortgage Investments, Inc.
350 Park Avenue, 21st Floor
New York, New York, 10022

Ladies and Gentlemen:

We have acted as counsel to MFA Mortgage Investments, Inc., a Maryland corporation (the "Company"), in connection a registration statement under the Securities Act of 1933, as amended (the "Registration Statement"), relating to possible offerings from time to time by the Company of: (1) its common stock, par value $0.01 per share (the "Common Stock"); and (2) its preferred stock, par value $0.01 per share (the "Preferred Stock," collectively with the Common Stock, the "Securities") at initial offering prices which will not exceed in total $500,000,000.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1. When the Board of Directors of the Company authorizes the issuance of authorized but unissued Common Stock and in accordance with that authorization that Common Stock (a) is sold for at least its par value as contemplated in the Registration Statement or (b) is issued on exercise of a right to convert Preferred Stock, which are sold for more than the par value of the Common Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.

2. When the Board of Directors of the Company authorizes the creation and sale of one or more series of Preferred Stock in accordance with the provisions of the Company's Articles of Amendment and Restatement relating to the issuance of Preferred Stock and in accordance with that authorization that Preferred Stock (a) is sold for at least its par value as contemplated in the Registration Statement or (b) is issued on conversion of another series of Preferred Stock, which are sold for more than the par value of the Preferred Stock (including any amount paid at the time of conversion) as contemplated in the Registration Statement, that Preferred Stock will be legally issued, fully paid and non-assessable.


                                   Exh. 5.1-1

MFA Mortgage Investments, Inc.
June 26, 2003

                                                                          Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is part of Registration Statement.

Very truly yours,

/s/Clifford Chance US LLP


                                   Exh. 5.1-2